Exhibit 99(h)(2)

SELECTED DEALER AGREEMENT

COVERING SHARES OF BENEFICIAL INTEREST IN

CENTRAL PARK GROUP MULTI-EVENT FUND

BETWEEN

FORESIDE FUND SERVICES, LLC

AND

(NAME OF SELECTED DEALER)

The Selected Dealer named above and Foreside Fund Services, LLC, the distributor of shares of beneficial interest in Central Park Group Multi-Event Fund, agree to the terms and conditions set forth in this agreement.

Selected Dealer Signature                                     FORESIDE FUND SERVICES, LLC

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Principal Officer                                             Authorized Signatory

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Address                                                       Two Portland Square
                                                              Portland, ME  04101

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Employer Identification No.                                   Date

          The Selected Dealer and Foreside Fund Services, LLC (the “Distributor”), the distributor of shares of beneficial interest (“Shares”) in Central Park Group Multi-Event Fund (the “Fund”), agree as follows in connection with the offering of Shares of the Fund:

1.	The Selected Dealer agrees to use reasonable efforts to solicit and receive offers to purchase Shares upon the terms and conditions set forth in this Agreement. Shares may be offered during an initial offering period (the “Offering Period”) that commences, with respect to the Selected Dealer, on the date of this Agreement, and for additional offering periods thereafter, and will terminate on a date that the Distributor shall determine and provide by notice to the Selected Dealer. The Distributor may extend the Offering Period or commence one or more new Offering Periods in its sole discretion and will notify the Selected Dealer to such effect.

2.	An order for Shares of the Fund will be confirmed only at the price calculated as described in the Fund’s prospectus (plus a maximum sales load determined as set forth in the prospectus of the Fund) and at such time as the Distributor determines. No orders will be accepted until the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”) has been declared effective by the SEC.

3.	The minimum order size is set forth in the prospectus. All orders are subject to acceptance or rejection by the Fund in its sole discretion. Without limitation to the foregoing, the Distributor reserves the right to reject any order or portion thereof as to which the Selected Dealer is unable to deliver a certificate in the form attached hereto as Exhibit A. The Selected Dealer understands that neither the Fund nor the Distributor has any obligation or intention to purchase any Shares from the Selected Dealer at any price, except that the Fund intends to make periodic repurchase offers as described in its prospectus. Any representation as to a tender offer by the Fund, other than that which is set forth in the Fund’s then current prospectus, is expressly prohibited. The Selected Dealer hereby covenants that it (i) will sell Shares only in the manner and subject to the conditions and limitations set forth in the Fund’s prospectus and (ii) will offer and sell Shares only to persons who the Selected Dealer reasonably believes are “qualified clients,” as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended.

4.	(a) The Selected Dealer shall remit the purchase price, excluding the applicable up-front sales load as set forth in the prospectus, for all Share orders to the Fund as directed from time to time by the Distributor.

(b) The Selected Dealer agrees to provide to its customers who own Shares the shareholder services specified in Schedule A hereto. In consideration for providing such shareholder services, the Distributor agrees to pay to the Selected Dealer the ongoing Shareholder Servicing Fee specified in Schedule A; provided, that in no event shall the Distributor be required to pay any amounts in excess of the Shareholder Servicing Fees actually paid by the Fund’s manager to the Distributor.

5.	No up-front sales load will be paid to the Selected Dealer for the investment of dividends and distributions in additional Shares.

6.	By signing this Agreement, both the Distributor and the Selected Dealer warrant that they are members of the NASD, and agree that termination of such membership by either party at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 10 hereof. Each party further agrees to comply with all applicable rules and regulations of the NASD, including Rules 2730, 2740 and 2750, and specifically to observe the following provisions:

(a)	Neither the Distributor nor the Selected Dealer shall withhold placing customers’ orders for Shares so as to profit itself as a result of such withholding.

(b)	The Selected Dealer shall not purchase Shares through the Distributor other than for investment, except for the purpose of covering purchase orders already received.

7.	The Selected Dealer shall be solely responsible for making all determinations pursuant to NASD Rule 2310 as to the suitability of Shares for each customer to whom it recommends Shares. In connection with the offer and sale of Shares, the Selected Dealer agrees to remain in compliance with all applicable laws, rules and regulations throughout the duration of this Agreement, including all applicable Federal and State securities laws, and any anti-money laundering statutes and OFAC regulations. The Selected Dealer will obtain the true identity of each prospective investor (including any beneficial owners thereof) and the Selected Dealer will make reasonable inquiry into the sources of funds used to purchase Shares in the Fund.

8.	The Selected Dealer is not for any purposes employed or retained as or authorized to act as broker, agent or employee of the Fund or of the Distributor, and the Selected Dealer is not authorized in any manner to act for the Fund or the Distributor or to make any representations on behalf of the Distributor. In selling Shares under this Agreement, the Selected Dealer shall be entitled to rely only upon matters stated in the current offering prospectus of the Fund and upon such written representations, if any, as may be made by the Distributor to the Selected Dealer.

9.	During the Offering Period, the Distributor will furnish to the Selected Dealer, without charge, reasonable quantities of the current offering prospectus of the Fund and sales material issued from time to time by the Distributor. The Selected Dealer will not alter such materials in any way or use any other materials to market the Shares.

The Selected Dealer agrees to deliver to each of its customers making purchases of Shares a copy of the Fund’s then-current prospectus prior to the time of offering or sale. The Selected Dealer also agrees to provide to its customers making purchases of Shares a confirmation in the form, at the time and as otherwise required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

10.	Either party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given. The Distributor may modify this Agreement at any time by written notice to the Selected Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid to the other party at his or its address as shown herein.

11.	Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

12.	The Selected Dealer agrees to indemnify, defend and hold harmless the Distributor and the Fund and their predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract, related to the offer or sale by the Selected Dealer of Shares pursuant to this Agreement; or (ii) the breach by the Selected Dealer of any of its representations and warranties specified herein or the Selected Dealer’s failure to comply with the terms and conditions of this Agreement.

The Distributor agrees to indemnify, defend and hold harmless the Selected Dealer and its predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent, and each person who controls or is controlled by the Selected Dealer, from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violations of any statute or regulation (including, without limitation, the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract by Distributor; (ii) any alleged untrue statement of a material fact contained in any currently effective (when used) registration statement of the Fund (including any prospectus or statement of additional information which is part of any such registration statement) or any amendment or supplement thereto or in any written sales materials provided by the Fund or the Distributor, or the alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (iii) the breach by Distributor of any of its representations and warranties specified herein or the Distributor’s failure to comply with the terms and conditions of this Agreement.

13.	This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles and shall be binding upon both parties hereto when signed by the Distributor and by the Selected Dealer in the spaces provided on the cover of this Agreement. This Agreement shall not be applicable to Shares of the Fund in any jurisdiction in which such Shares are not qualified for sale. The Distributor will provide the Selected Dealer with a list of the states and other jurisdictions in which the Shares have been qualified for sale.

SCHEDULE A

Shareholder Services

The following services constitute the shareholder services that may be provided pursuant to Paragraph 4(b) of this Agreement:

•	handling inquiries from your customers who own Shares of the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

•	assisting in the enhancement of relations and communication between Shareholders and the Fund;

•	assisting in the establishment and maintenance of Shareholders' accounts with the Fund;

•	assisting in processing repurchase requests from Shareholders;

•	assisting in the maintenance of Fund records containing Shareholders information, such as changes of address; and

•	providing such other similar services as the Distributor may reasonably request to the extent that the Selected Dealer is permitted to do so under applicable statutes, rules and regulations.

Shareholder Servicing Fee Pursuant to Paragraph 4(b)

The Selected Dealer shall be paid by the Distributor a Shareholder Servicing Fee at the annual rate of 0.25% of the aggregate value of Shares held by customers of the Selected Dealer who it has referred to the Fund. The Shareholder Servicing Fee shall be calculated monthly and paid quarterly based upon the average month-end value of Shares held by customers of the Selected Dealer during the quarter, and shall be payable as soon as reasonably practicable, but not later than 45 days, after the end of such calendar quarter. The Shareholder Servicing Fee shall be pro-rated for Shares that are purchased by a customer or repurchased by the Fund other than at the end of a calendar quarter, based on the number of months during the quarter such Shares were outstanding and the value of such Shares as of the last business day of the quarter, in the case of Shares that have been purchased by customers, and the value of such Shares as of the date of repurchase, in the case of Shares that have been repurchased by the Fund.